Exhibit (h)(43)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Transfer Agency and Service Agreement dated May 1, 2001, as amended (“Agreement”), between DST Asset Manager Solutions, Inc. (the “Transfer Agent”) and Artisan Partners Funds, Inc. (the “Funds”) is made as of the 13th day of May, 2021 (the “Amendment Effective Date”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the Parties acknowledge and agree as follows:

1.	Termination of Agreement. Existing Sections 12.1 and 12.2 are hereby deleted in their entirety and replaced with the following:

“12.1

Term. The term of this Agreement will extend through September 30, 2023 (the “Extension Term”). This Agreement shall automatically extend for additional, successive one (1) year terms (each a “Renewal Term”) unless terminated as of the end of the Extension Term or a Renewal Term by the Fund on behalf of a Portfolio on not less than one hundred and twenty (120) days written notice to the Transfer Agent. In the event the Fund, on behalf of a Portfolio, wishes to terminate this Agreement with respect to a Portfolio prior to the expiration of the Extension Term or a Renewal Term, the Portfolio shall be subject to the terms of this Section 12, including the payments set forth under Section 12.2, as applicable. Prior to the expiration of the Extension Term or a Renewal Term, the Transfer Agent and the Fund will work together in good faith to agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties are unable to agree upon a Fee Schedule before the expiration of the Extension Term or a Renewal Term, then the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of the conversion of services in the event of the termination of this Agreement by the Fund on behalf of a Portfolio.

12.2

Early Termination for Convenience. In addition to the foregoing, in the event that (i) the Fund on behalf of a Portfolio terminates this Agreement prior to the end of the Extension Term or the Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 12.7 or for cause under Section 12.6; or (ii) the Transfer Agent terminates this Agreement for cause under Section 12.6, or due to a Portfolio’s bankruptcy under Section 12.7 or due to unpaid invoices under Section 12.5, the Portfolio shall in each case pay the Transfer Agent an amount equal to the average monthly fee paid by the Portfolio to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Extension or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent. At any time (including during the Extension Term), a Portfolio may be removed from this Agreement in connection with the liquidation of the Portfolio or the merger of a Portfolio into another fund, in each case by notifying the Transfer Agent in writing. Fees described in this Section 12.2 will not be required in connection with a removal described in the immediately preceding sentence.”

2.	Performance Standards. Section 11 of the Agreement is hereby amended by adding the following new subsection:

“11.4	Subject to the terms and conditions set forth in this Agreement, the Transfer Agent agrees that the performance standards set forth in Schedule 11.4 will apply to its performance of the services specified herein.”

3.	Schedule 11.4. Schedule 11.4, attached hereto, and entitled “Performance Standards” is incorporated into the Agreement.

4.

Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

5.	Schedules Incorporated. All schedules referenced in this Amendment are incorporated herein.

6.	Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

7.

Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARTISAN PARTNERS FUNDS, INC.

By: /s/ Shannon K. Jagodinski

Name: Shannon K. Jagodinski

Title: Chief Financial Officer, Vice President and Treasurer

DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Nick Wright

Name: Nick Wright

Title: Authorized Representative

Schedule 11.4

Performance Standards

The performance standards set forth in this Schedule (each a “Performance Standard” and together the “Performance Standards”) represent the standards that the Transfer Agent is reasonably expected to seek to achieve in performing the services specified in the Agreement. Notwithstanding anything in the Agreement or any other supplement to the contrary, this does not mean, and the Transfer Agent neither represents, warrants or covenants, that the Transfer Agent shall always meet, fulfill or comply with the foregoing standards at all times. Rather, it is the expectation of the parties that, in the event of a failure to meet, fulfill or comply with the Performance Standards, the Transfer Agent shall, in good faith, coordinate and cooperate with the Funds to correct the inadequacies. In such event, the Transfer Agent shall provide the resources and take the actions reasonably necessary to comply with the applicable Performance Standard(s) as soon as reasonably practical in light of relevant circumstances.

Performance Standard #1
Service Measured	Contact Center & Transaction Processing Quality for Financial Transactions
Service Standard:	Financial quality percentage shall meet or exceed 98.5%
Measurement:	Financial quality percentage measured by: the total number of Financial Transactions combined with the total number of inbound calls answered by the Transfer Agent, reduced by the total of Financial Transactions where an adjustment (trade correction) was not processed on a Financial Transaction during the Measurement Period combined with client-reported call errors, as a percentage (%). A “Financial Transaction” is defined as any purchase, redemption, exchange and/or transfer.
Measurement Period:	Monthly
Penalty Scenarios

•   Penalty applies after Transfer Agent fails to meet Service Standard for three consecutive Measurement Periods

•   After a Penalty is applied, Penalty scenario resets and preceding Measurement Period(s) for which Penalty was applied are not considered consecutive with next Measurement Period

Penalty Amount	$5,000
Exceptions	• Any month-over-month increase in volume greater than 15% will be excluded from Measurement. • NSCC transactions are excluded

Performance Standard #2
Service Measured	Call Center Answer Rate
Service Standard:	97.5% of the calls will be answered
Measurement:	The total number of inbound telephone calls answered during the Measurement Period divided by the total number of telephone calls occurring during the Measurement Period, as a percentage (%).
Measurement Period:	Monthly
Penalty Scenarios	• Penalty applied after DST fails to meet Service Standard for two consecutive Measurement Periods

• After a Penalty is applied, Penalty scenario resets and preceding Measurement Periods for which Penalty was applied are not considered consecutive with next Measurement Period
Penalty Amount	$5,000
Exceptions	• Any day that the daily call volume exceeds the average daily call volume for the month by 15% or more will be removed from the service level calculation.

Performance Standards Exceptions

Performance with respect to a Service Standard shall not be calculated for any period or portion of a period where the Transfer Agent is unable to achieve a Performance Standard as a result of any of the following:

1.	Failure or unavailability of communication lines outside of the Transfer Agent’s facilities.

2.

Failure or unavailability of any system, which is substantially required for the performance of the Services, provided that the Transfer Agent has adopted and implemented a program reasonably designed to prevent such failures or unavailability.

3.

Failure by a third party outside of the Transfer Agent’s control (and whose performance is a prerequisite for the Transfer Agent’s performance) to perform properly or in a timely manner. Third parties over which the Transfer Agent exerts control (and whose performance is a prerequisite for the Transfer Agent’s performance) will not be included in this exception.

4.	A pre-planned, extraordinary event that the Fund was informed about in advance.

5.	A failure in equipment controlled in whole or in part by the Fund or an agent of the Fund.

6.

A disaster which requires the Transfer Agent to process at its disaster recovery facility or when the Transfer Agent’s transaction processing is impeded by a force majeure event set forth in Section 15.3 of the Agreement.